Exhibit 5.1

Partners:

Paul Aherne **
John Cartwright *	21 February 2022	Our Ref: NASD/KH/V1366-H22785
Joanne Collett *
Mark Cummings *****
Stuart D’Addona ****	Valuence Merger Corp. I
Nicholas Davies ***	190 Elgin Avenue
Shamar Ennis ***	George Town
James Gaden ****	Grand Cayman KY1-9008
Thomas Granger **	Cayman Islands
Kristen Kwok **
Alice Molan ******
Thomas Pugh *
Andrew Randall **
Rupen Shah *******
Colette Wilkins ***
Denise Wong **

Dear Sirs

VALUENCE MERGER CORP. I

We have acted as Cayman Islands legal advisers to Valuence Merger Corp. I (the “Company”) in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the offering by the Company of units (the “Units”), each Unit representing one of the Company’s Class A ordinary shares of a par value of US$0.0001 each (the “Class A Ordinary Shares”) and one-half of one redeemable warrant (the “Warrants”). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this opinion nor upon matters of fact or the commercial terms of the transactions the subject of this opinion.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

Walkers (Hong Kong)

滙嘉律師事務所 (香港)

15th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong

T +852 2284 4566 F +852 2284 4560 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

*England and Wales; **BVI; ***Cayman Islands; ****New South Wales (Australia); *****Ireland; ******Victoria (Australia); *******Bermuda

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2.	The authorised share capital of the Company is currently US$20,100 divided into 180,000,000 Class A Ordinary Shares of a nominal or par value of US$0.0001 each, 20,000,000 Class B Ordinary Shares of a nominal or par value of US$0.0001 each and 1,000,000 Preference Shares of a nominal or par value of US$0.0001 each and there will be no change to the authorised share capital upon the commencement of the trading of the Company’s Units on the Nasdaq.

3.	The issue and allotment of the Class A Ordinary Shares comprising the Units pursuant to the Registration Statement has been duly authorised. When allotted, issued and fully paid for as contemplated in the Registration Statement and when appropriate entries have been made in the Register of Members of the Company, the Class A Ordinary Shares to be issued by the Company will be validly issued, allotted, fully paid and non-assessable, and there will be no further obligation on the holder of any of the Class A Ordinary Shares to make any further payment to the Company in respect of such Class A Ordinary Shares.

4.	The execution, delivery and performance of the Warrant Documents (as defined in Schedule 1) have been authorised by and on behalf of the Company and, once the Warrant Documents have been executed and unconditionally delivered by the Company will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

5.	The statements under the caption “Cayman Islands taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects. Such statements constitute our opinion.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

WALKERS (HONG KONG)

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SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 27 August 2021, the Amended and Restated Memorandum and Articles of Association, filed as Exhibit 3.2 to the Registration Statement, to be in effect upon the consummation of the sale of the Class A Ordinary Shares (the “Memorandum and Articles”), the Register of Members and Register of Directors of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the “Company Records”).

2.	A Certificate of Good Standing dated 18 February 2022 in respect of the Company issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

3.	A copy of executed written resolutions of the Board of Directors of the Company dated 18 February 2022 (the “Resolutions”).

4.	The Registration Statement.

5.	A draft of the form of the warrant agreement and the warrant certificate constituting the Warrants (the “Warrant Documents”).

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SCHEDULE 2

ASSUMPTIONS

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Warrant Documents are genuine and are those of a person or persons given power to execute the Warrant Documents under the Resolutions. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.

2.	The Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association that will be in effect on the issue and sale of the Units.

3.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

4.	Each of the Registration Statement and the Warrant Documents will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of the Units and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

5.	The conversion of any shares in the capital of the Company will be effected via legally available means under Cayman Islands law.

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SCHEDULE 3

QUALIFICATIONS

1.	The term “enforceable” and its cognates as used in this opinion means that the obligations assumed by any party under the Document are of a type which the Courts enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with its terms. In particular:

(a)	enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)	enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a Court may be required to be made in Cayman Islands dollars;

(f)	to the extent that any provision of the Document is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Document that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;

(g)	to the extent that the performance of any obligation arising under the Document would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;

(h)	in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

(i)	a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard;

(j)	the effectiveness of terms in the Document excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.